Exhibit 99.2

NJR ANNOUNCES PRICING OF COMMON STOCK OFFERING

WALL, N.J., December 4, 2019 — New Jersey Resources Corporation (NYSE: NJR) announced today it has priced an underwritten public offering of 5,700,000 shares of its common stock at a price per share of $41.25. In conjunction with the offering, NJR has granted the underwriters a 30-day option to purchase up to 845,454 additional shares of common stock either directly from NJR or from affiliates of Wells Fargo Bank, National Association and JPMorgan Chase Bank, National Association (the “forward counterparties”), at NJR’s election. Of the shares of common stock being offered, NJR expects to sell 5,333,334 shares to the underwriters in the offering, and an affiliate of Wells Fargo Bank, National Association expects to borrow and sell to such underwriters 220,000 shares in connection with its forward sale agreement described below and an affiliate of JPMorgan Chase Bank, National Association expects to borrow and sell to such underwriters 146,666 shares in connection with its forward sale agreement described below. Closing of this offering is expected to occur on or about December 9, 2019, subject to customary closing conditions.

NJR intends to use the net proceeds from the offering, and the net proceeds, if any, received upon the settlement of the forward sale agreements, to repay a portion of the borrowings under the bridge credit facility put in place to finance NJR’s October 2019 Leaf River Energy Center acquisition and for general corporate purposes.

Wells Fargo Securities, LLC and J.P. Morgan Securities LLC are acting as joint book-running managers of the offering and as representatives of the underwriters of the offering. BB&T Capital Markets, a division of BB&T Securities, LLC, Scotia Capital (USA) Inc. and TD Securities (USA) LLC are acting as senior co-managers and Goldman Sachs & Co. LLC, Janney Montgomery Scott LLC and Siebert Williams Shank & Co., LLC are acting as co-managers.

In connection with the offering, NJR has entered into separate forward sale agreements with each of the forward counterparties, providing for the sale by NJR to Wells Fargo Bank, National Association of 220,000 shares of common stock and the sale by NJR to JPMorgan Chase Bank, National Association of 146,666 shares of common stock, in each case, at an initial forward sale price per share of $40.0125, subject to certain adjustments, upon physical settlement of such forward sale agreements. Settlement of the forward sale agreements is expected to occur by September 30, 2020. NJR may, subject to certain conditions, elect cash settlement or net share settlement for all or a portion of its obligations under either of the forward sale agreements. NJR will not initially receive any proceeds from the sale of its shares by affiliates of the forward counterparties to the underwriters.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer, solicitation or sale in such jurisdiction. The public offering is being made pursuant to an effective shelf registration statement that has been filed with the Securities and Exchange Commission, or SEC. A preliminary prospectus supplement related to the offering has been filed with the SEC and is available on the SEC’s website at http://www.sec.gov. In addition, copies of the prospectus and preliminary prospectus supplement relating to the shares of common stock offered in the offering may be obtained by contacting any of the following underwriters:

Wells Fargo Securities, LLC	J.P. Morgan Securities LLC
Attention: Equity Syndicate Department	c/o Broadridge Financial Solutions
375 Park Avenue	1155 Long Island Avenue
New York, NY 10152	Edgewood, NY 11717
Telephone: (800) 326 5897	Telephone: (866) 803-9204
Email: cmclientsupport@wellsfargo.com

NJR ANNOUNCES PRICING OF COMMON STOCK OFFERING

About New Jersey Resources

New Jersey Resources Corporation (NYSE: NJR) is an energy services holding company that, through its subsidiaries, provides natural gas and clean energy services, including transportation, distribution, asset management and home services. NJR is composed of five primary businesses:

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New Jersey Natural Gas is natural gas utility that operates and maintains over 7,500 miles of natural gas transportation and distribution infrastructure to serve over half a million customers in New Jersey’s Monmouth, Ocean, Morris, Middlesex and Burlington counties.

●	NJR Clean Energy Ventures invests in, owns and operates solar projects with a total capacity of nearly 300 megawatts.

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NJR Energy Services manages a diversified portfolio of natural gas transportation and storage assets and provides physical natural gas services and other energy services to its customers across North America.

●	NJR Midstream invests in energy-related ventures through its subsidiaries.

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NJR Home Services provides service contracts as well as heating, central air conditioning, water heaters, standby generators, solar and other indoor and outdoor comfort products to residential homes throughout New Jersey.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. NJR cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond NJR’s ability to control or estimate precisely, such as estimates of future market conditions and the behavior of other market participants. Words such as “anticipates,” “estimates,” “expects,” “projects,” “may,” “will,” “intends,” “plans,” “believes,” “should” and similar expressions may identify forward-looking statements and such forward-looking statements are made based upon management’s current expectations, assumptions and beliefs as of this date concerning future developments and their potential effect upon NJR. There can be no assurance that future developments will be in accordance with management’s expectations, assumptions and beliefs or that the effect of future developments on NJR will be those anticipated by management. Forward-looking statements in this press release include, but are not limited to, certain statements regarding NJR’s intention to offer common stock and the timing and use of proceeds of such offering.

Additional information and factors that could cause actual results to differ materially from NJR’s expectations are contained in NJR’s filings with the SEC, including NJR’s Annual Reports on Form 10-K and subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings, which are available at the SEC’s web site, http://www.sec.gov. Information included in this press release is representative as of today only and while NJR periodically reassesses material trends and uncertainties affecting NJR’s results of operations and financial condition in connection with its preparation of management’s discussion and analysis of results of operations and financial condition contained in its Quarterly and Annual Reports filed with the SEC, NJR does not, by including this statement, assume any obligation to review or revise any particular forward-looking statement referenced herein in light of future events.

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